Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-3 of our report dated November 17, 2020, which  contains an explanatory paragraph regarding the effects of the adjustments to retrospectively apply the change in accounting related to the discontinued operations as described in Note 5, which were audited by other auditors, relating to the consolidated financial statements of China Xiangtai Food Co., Ltd. and subsidiaries for the year ended June 30, 2020, which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

November 15, 2021